SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                              (Amendment No. _)(1)

                                USWEB CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   917327 10 8
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                  June 16, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 52 Pages)

---------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 2 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Wheatley Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                              / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             1,422,462(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                           129,814(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         1,422,462(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                           129,814(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,552,276(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         4.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                 *SEE INSTRUCTIONS BEFORE FILLING OUT!
(1) Includes 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (i) 119,752 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley disclaims beneficial ownership of these securities.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 3 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         PF, 00
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                         United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             25,978 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,689,330(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         25,978 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,689,330(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,715,308(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                          7.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 4 of 52 Pages
-----------------------------                    -------------------------------


         warrants held by 21st Century T-E, (e)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign and (f) 130,612 shares of Common Stock held by Woodland Partners. Mr. Rubenstein disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 5 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             25,978 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,558,718(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         25,978 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,558,718(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,584,696(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.7%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 6 of 52 Pages
-----------------------------                    -------------------------------


         warrants held by 21st Century T-E and (e)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 7 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                               / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         2,558,718(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         2,558,718(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      2,558,718(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                             / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      6.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley, (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 8 of 52 Pages
-----------------------------                    -------------------------------


         warrants held by 21st Century T-E and (e)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Fingerhut disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 9 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1           NAME OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Wheatley Partners, LLC
--------------------------------------------------------------------------------
     2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
     3           SEC USE ONLY

--------------------------------------------------------------------------------
     4           SOURCE OF FUNDS*
                       WC, OO
--------------------------------------------------------------------------------
     5           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                 PURSUANT TO ITEM 2(d) OR 2(e)                              / /
--------------------------------------------------------------------------------
     6           CITIZENSHIP OR PLACE OR ORGANIZATION

                          Delaware
--------------------------------------------------------------------------------
 NUMBER OF               7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                              0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                         8          SHARED VOTING POWER

                                          1,552,276(1) shares
                ----------------------------------------------------------------
                         9          SOLE DISPOSITIVE POWER

                                          0 shares
                ----------------------------------------------------------------
                        10          SHARED DISPOSITIVE POWER

                                          1,552,276(1) shares
--------------------------------------------------------------------------------
     11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON

                       1,552,276(1) shares
--------------------------------------------------------------------------------
     12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                 CERTAIN SHARES*                                            / /
--------------------------------------------------------------------------------
     13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                       4.0%
--------------------------------------------------------------------------------
     14          TYPE OF REPORTING PERSON*

                       OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley LLC disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 10 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                        Seth Lieber
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             8,659 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,552,276(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         8,659 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,552,276(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,560,935(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 11 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Jonathan Lieber
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            8,659 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,552,276(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         8,659 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,552,276(1) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,560,935(1) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.0%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley and (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Mr. Lieber disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 12 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Management Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Cayman Islands, B.W.I.
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         129,814(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         129,814(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      129,814(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (i) 119,752 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 13 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             129,814(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,422,462(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         129,814(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,422,462(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,552,276(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      4.0%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 10,062 shares of Common Stock issuable upon the exercise of currently exercisable warrants.

(2) Consists of (i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley. Wheatley Foreign disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 14 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Woodland Partners
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             130,612 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         0 shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         130,612 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         0 shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      130,612 shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 15 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Marilyn Rubenstein
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         130,612(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         130,612(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      130,612(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.3%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                         IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of 130,612 shares of Common Stock held by Woodland Partners. Mrs. Rubenstein disclaims beneficial ownership of these securities except to the extent of her equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 16 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         21st Century Communications Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             682,367(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         324,075(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         682,367(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         324,075(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (b)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. 21st Century disclaims beneficial ownership of these securities.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 17 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         21st Century Communications T-E Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             232,086(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         774,356(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         232,086(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         774,356(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners and (b)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. 21st Century T-E disclaims beneficial ownership of these securities.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 18 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     21st Century Communications Foreign Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             91,989(1) shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         914,453(2) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         91,989(1) shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         914,453(2) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1)(2) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Includes 18,398 shares of Common stock issuable upon exercise of currently exercisable warrants.
(2) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners and (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E. 21st Century Foreign disclaims beneficial ownership of these securities.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 19 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Sandler Investment Partners, L.P.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Sandler Investment disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 20 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Sandler Capital Management
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Sandler Capital disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 21 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         ARH Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. ARH Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 22 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         ALSI, LLC
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. ALSI, LLC disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 23 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         MJDM Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                     CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. MJDM Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 24 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Four JK Corp.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      Delaware
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Four JK Corp. disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 25 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 InfoMedia Associates, Ltd.
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      WC, OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      New York
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                     1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. InfoMedia Associates disclaims beneficial ownership of these securities except to the extent of its respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 26 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Harvey Sandler
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Sandler disclaims

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 27 of 52 Pages
-----------------------------                    -------------------------------


         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 28 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
      1         NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Andrew Sandler
--------------------------------------------------------------------------------
      2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3         SEC USE ONLY

--------------------------------------------------------------------------------
      4         SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
      5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6         CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
  NUMBER OF             7          SOLE VOTING POWER
    SHARES
 BENEFICIALLY                            0 shares
   OWNED BY
     EACH
  REPORTING
 PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
      11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
      12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
      14        TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Sandler disclaims

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 29 of 52 Pages
-----------------------------                    -------------------------------


         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 30 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Michael Marocco
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Marocco disclaims

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 31 of 52 Pages
-----------------------------                    -------------------------------

         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 32 of 52 Pages
-----------------------------                    -------------------------------


================================================================================
     1          NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       John Kornreich
--------------------------------------------------------------------------------
     2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3          SEC USE ONLY

--------------------------------------------------------------------------------
     4          SOURCE OF FUNDS*
                      OO
--------------------------------------------------------------------------------
     5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
     6          CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
 NUMBER OF              7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                             0 shares
  OWNED BY
    EACH
 REPORTING
PERSON WITH
                ----------------------------------------------------------------
                        8          SHARED VOTING POWER

                                         1,006,442(1) shares
                ----------------------------------------------------------------
                        9          SOLE DISPOSITIVE POWER

                                         0 shares
                ----------------------------------------------------------------
                       10          SHARED DISPOSITIVE POWER

                                         1,006,442(1) shares
--------------------------------------------------------------------------------
     11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                      1,006,442(1) shares
--------------------------------------------------------------------------------
     12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
     13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      2.6%
--------------------------------------------------------------------------------
     14         TYPE OF REPORTING PERSON*

                      IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1) Consists of (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Partners, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century T-E and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Mr. Kornreich disclaims

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 33 of 52 Pages
-----------------------------                    -------------------------------

         beneficial ownership of these securities except to the extent of his respective equity interest therein.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 34 of 52 Pages
-----------------------------                    -------------------------------



                  The following constitutes the Schedule 13D filed by the undersigned (the "Schedule 13D").

Item 1.           Security and Issuer.
                  --------------------

                  This statement relates to shares (the "Shares") of the common stock, $.001 par value per share ("Common Stock"), of USWeb Corporation (the "Issuer"). The principal executive offices of the Issuer are located at 2880 Lakeside Drive, Santa Clara, California 95054.

Item 2.           Identity and Background.
                  -----------------------

         1.       (a)      Wheatley   Partners,   L.P.,   a   Delaware   limited
                           partnership ("Wheatley").
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments

         2.       (a)      Wheatley Foreign  Partners,  L.P., a Delaware limited
                           partnership ("Wheatley Foreign").
                  (b)      Address:         Third Floor
                                            One Capital Place
                                            P.O. Box 1062
                                            George Town, Grand Cayman
                                            Cayman Islands, B.W.I.
                  (c)      Principal Business:                Investments

         3.       (a)      Wheatley    Management   Ltd.,   a   Cayman   Islands
                           corporation ("Wheatley Management").
                  (b)      Address:         Third Floor
                                            One Capital Place
                                            P.O. Box 1062
                                            George Town, Grand Cayman
                                            Cayman Islands, B.W.I.
                  (c)      Principal Business:                Investments

         4.       (a)      Wheatley  Partners,   LLC,  a  Delaware  limited
                           liability company ("Wheatley LLC").
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments

         5.       (a)      Barry Fingerhut
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         6.       (a)      Barry Rubenstein
                  (b)      Address:         68 Wheatley Road
                                            Brookville, New York 11545
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         7.       (a)      Woodland Partners, a New York general partnership.
                  (b)      Address:         68 Wheatley Road
                                            Brookville, New York 11545
                  (c)      Principal Business:                Investments

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 35 of 52 Pages
-----------------------------                    -------------------------------

         8.       (a)      Marilyn Rubenstein
                  (b)      Address:         68 Wheatley Road
                                            Brookville, New York 11545
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         9.       (a)      Irwin Lieber
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         10.      (a)      Matthew Smith
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         11.      (a)      Jonathan Lieber
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         12.      (a)      Seth Lieber
                  (b)      Address:         80 Cuttermill Road
                                            Suite 311
                                            Great Neck, NY 11021
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         13.      (a)      21st  Century  Communications  Partners,  L.P., a
                           Delaware   limited    partnership    ("21st   Century
                           Partners").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         14.      (a)      21st Century Communications T-E Partners, L.P., a
                           Delaware limited partnership ("21st Century T-E").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         15.      (a)      21st  Century  Communications  Foreign  Partners,
                           L.P., a Delaware limited  partnership  ("21st Century
                           Foreign").
                  (b)      Address:         One Capitol Place, 3rd Floor
                                            Shedden Road
                                            George Town, Grand Cayman Island
                                            British West Indies
                  (c)      Principal Business:                Investments

         16.      (a)      Sandler Investment Partners,  L.P. a New York limited
                           partnership ("Sandler Investment").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         17.      (a)      Sandler  Capital  Management,   a  New  York  general
                           partnership ("Sandler Capital").
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 36 of 52 Pages
-----------------------------                    -------------------------------

                  (c)      Principal Business:                Investments

         18.      (a)      ARH Corp., a Delaware corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         19.      (a)      ALSI, LLC, a New York limited liability company.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         20.      (a)      MJDM Corp., a New York corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         21.      (a)      Four JK Corp., a Delaware corporation.
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments

         22.      (a)      InfoMedia  Associates,  Ltd., a New York  corporation
                           ("InfoMedia Associates").
                  (b)      Address:         68 Wheatley Road
                           Brookville, New York 11545
                  (c)      Principal Business:                Investments

         23.      (a)      Harvey Sandler
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         24.      (a)      Andrew Sandler
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         25.      (a)      Michael Marocco
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States

         26.      (a)      John Kornreich
                  (b)      Address:         767 Fifth Avenue, 45th Floor
                                            New York, NY 10153
                  (c)      Principal Business:                Investments
                  (f)      Citizenship:                       United States


                  (d) No Reporting Person has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

                  (e) No Reporting Person has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 37 of 52 Pages
-----------------------------                    -------------------------------

to, federal or state securities laws or finding any violation with respect to such laws.

                  Each of the foregoing may, at times, be referred to as a "Reporting Person" and collectively, as the "Reporting Persons."

Item 3.           Source and Amount of Funds or Other Consideration.(2)
                  -------------------------------------------------

                  The aggregate purchase price of the 1,422,462 shares of Common Stock (including 110,710 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share, subject to adjustment) held by Wheatley is $7,334,470.75 (including the value of a cashless exercise of warrants issued by Gray Peak Technologies, Inc. ("Gray Peak") prior to the Merger (as hereinafter defined)) and were acquired and will be acquired with its working capital and its other funds.

                  The aggregate purchase price of the 129,814 shares of Common Stock (including (i) 27,664 shares acquired upon the cashless exercise of warrants and (ii) including 10,062 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share, subject to adjustment) held by Wheatley Foreign is $665,540.57 (including the value of a cashless exercise of warrants issued by Gray Peak prior to the Merger) and were acquired and will be acquired with its working capital and its other funds.

                  The aggregate purchase price of the 130,612 shares of Common Stock held by Woodland Partners is $700,000 (including the value of a cashless exercise of warrants issued by Gray Peak prior to the Merger) and were acquired with its working capital and other funds.

                  The aggregate purchase price of the 682,367 shares of Common Stock (including 136,473 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share) held by 21st Century Partners is $3,389,999.67 and were acquired and will be acquired with its working capital and its other funds.

                  The aggregate purchase price of the 232,086 shares of Common Stock (including 46,417 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share) held by 21st Century T-E is $1,153,000.35 and were acquired and will be acquired with its working capital and its other funds.

                  The aggregate purchase price of the 91,989 shares of Common Stock (including 18,398 shares issuable upon exercise of currently exercisable warrants at an exercise price of $7.50 per share) held by 21st Century Foreign is $457,000.11 and were acquired and will be acquired with its working capital and its other funds.

                  The aggregate purchase price of 17,977 shares of Common Stock held by Matthew A. Smith(3) is $80,000 (including the value of a cashless exercise of


-------------------
(2) Reference is made to Item 5(c) regarding the issuance to certain Reporting Persons of certain shares of Common Stock upon the exchange of shares of Gray Peak Common Stock (as hereinafter defined) pursuant to the Merger.

(3) Matthew A. Smith has resigned effective June 30, 1998 as a member of Wheatley LLC and until such time may be deemed to be the beneficial holder of an aggregate of 1,552,276 shares of Common Stock held by Wheatley or Wheatley Foreign. Mr. Smith disclaims beneficial ownership of these shares except to be extent of his respective equity interest therein. Mr. Small disclaims membership in a group with the Schedule 13D filers other than as a result of his being a member of Wheatley LLC through June 30, 1998.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 38 of 52 Pages
-----------------------------                    -------------------------------

warrants issued by Gray Peak prior to the Merger) and were acquired with his personal and other funds.

                  Barry A. Rubenstein, Irwin Lieber, Seth Lieber and Jonathan Lieber acquired 25,978, 25,978, 8,659 and 8,659 shares of Common Stock upon the cashless exercise of warrants issued by Gray Peak prior to the Merger valued at $120,000, $120,000, $40,000 and $40,000, respectively.

Item 4.           Purpose of Transaction.
                  -----------------------

                  Other than Mr. Rubenstein's capacity as director of the Issuer, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) - (j) of Item 4 of Schedule 13D except as set forth herein.

Item 5.           Interest in Securities of the Issuer.
                  -------------------------------------

                  (a) The following table sets forth the aggregate number and percentage (based on 38,533,981 shares of Common Stock outstanding as of June 17, 1998 as reported by a representative of the Issuer) of Common Stock beneficially owned by each Reporting Person named in Item 2 of Schedule 13D.

                                                                        Percentage of
                                            Shares of Common           Shares of Common
                                                  Stock                     Stock
Name                                       Beneficially Owned         Beneficially Owned
----                                       ------------------         ------------------

Wheatley Partners, L.P.(1)                    1,552,276                    4.0

Barry Rubenstein(2)(5)                        2,715,308                    7.0

Irwin Lieber(2)                               2,584,696                    6.7

Barry Fingerhut(2)                            2,558,718                    6.6

Wheatley Partners, LLC(3)                     1,552,276                    4.0

Seth Lieber(3)                                1,560,935                    4.0

Jonathan Lieber(3)                            1,560,935                    4.0

Wheatley Management Ltd.(4)                     129,814                    0.3

Wheatley Foreign Partners, L.P.(3)            1,552,276                    4.0

Woodland Partners                               130,612                    0.3

Marilyn Rubenstein(5)                           130,612                    0.3

21st Century Communications                   1,006,442                    2.6
Partners L.P.(6)

21st Century Communications T-E               1,006,442                    2.6
Partners L.P.(6)

21st Century Communications                   1,006,442                    2.6
Foreign Partners L.P.(6)

Sandler Investment Partners,                  1,006,442                    2.6
L.P.(6)

Sandler Capital Management(6)                 1,006,442                    2.6

ARH Corp.(6)                                  1,006,442                    2.6

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 39 of 52 Pages
-----------------------------                    -------------------------------

                                                                        Percentage of
                                            Shares of Common           Shares of Common
                                                  Stock                     Stock
Name                                       Beneficially Owned         Beneficially Owned
----                                       ------------------         ------------------

ALSI, LLC(6)                                  1,006,442                    2.6

MJDM Corp.(6)                                 1,006,442                    2.6

Four JK Corp.(6)                              1,006,442                    2.6

InfoMedia Associates, Ltd.(6)                 1,006,442                    2.6

Harvey Sandler(6)                             1,006,442                    2.6

Andrew Sandler(6)                             1,006,442                    2.6

Michael Marocco(6)                            1,006,442                    2.6

John Kornreich(6)                             1,006,442                    2.6

---------------------

(1) Includes (i) 119,752 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley disclaims beneficial ownership of these securities.

(2) Includes (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign, (c)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (d)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrant held by 21st Century T-E, and (e)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century Foreign. Each of Mr. Rubenstein, Mr. I. Lieber and Mr. Fingerhut disclaims beneficial ownership of these securities except to the extent of his respective equity interest therein.

(3) Includes (a)(i) 1,311,752 shares of Common Stock and (ii) 110,710 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley (b)(i) 119,752 shares of Common Stock and
         (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Each of Wheatley LLC, Mr. S. Lieber, Mr. J. Lieber and Wheatley Foreign disclaims beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

(4) Includes (i) 119,752 shares of Common Stock and (ii) 10,062 shares of Common Stock issuable upon exercise of currently exercisable warrants held by Wheatley Foreign. Wheatley Management disclaims beneficial ownership of these securities except to the extent of its equity interest therein.

(5) Consists of 130,612 shares of Common Stock held by Woodland Partners. Each of Mr. and Ms. Rubenstein disclaims beneficial ownership of these securities except to the extent of his/her respective equity interest therein.

(6) Includes (a)(i) 545,894 shares of Common Stock and (ii) 136,473 shares of Common Stock issuable upon exercise of currently exercisable warrants held by 21st Century, (b)(i) 185,669 shares of Common Stock and (ii) 46,417 shares of Common Stock issuable upon exercise of currently exercisable warrant held by 21st Century T-E, and (c)(i) 73,591 shares of Common Stock and (ii) 18,398 shares of Common Stock issuable upon exercise of currently exercisable

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 40 of 52 Pages
-----------------------------                    -------------------------------

         warrants held by 21st Century Foreign. Each of 21st Century, 21st Century T- E, 21st Century Foreign, Sandler Investment, Sandler Capital, ARH Corp., ALSI, LLC, MJDM Corp., Four JK Corp., InfoMedia Associates, Mr. H. Sandler, Mr. A. Sandler, Mr. Marocco and Mr. Kornreich disclaim beneficial ownership of these securities except to the extent of his/its respective equity interest therein.

                  (b) Wheatley has sole power to vote and dispose of 1,422,462 shares of Common Stock, representing approximately 3.7% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 129,814 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         Wheatley Foreign has sole power to vote and dispose of 129,814 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,422,462 shares of Common Stock, representing approximately 3.7% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Wheatley Foreign, Wheatley Management may be deemed to have shared power to vote and dispose of 129,814 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley LLC may be deemed to have shared power to vote and dispose of 1,552,276 shares of Common Stock, representing approximately 4.0% of the outstanding shares of Common Stock.

         Barry Rubenstein has sole power to vote and dispose of 25,978 shares of Common Stock, representing less than 1% of the outstanding shares of Common
Stock and by virtue of his being a member and an officer of Wheatley LLC, a shareholder, officer and director of InfoMedia and a general partner of Woodland Partners, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 2,689,330 shares of Common Stock, representing approximately 6.9% of the outstanding shares of Common Stock.

         Irwin Lieber has sole power to vote and dispose of 25,978 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, and a shareholder, officer and director of InfoMedia, Mr. Lieber may be deemed to have shared power to vote and dispose of 2,558,718 shares of Common Stock, representing approximately 6.6% of the outstanding shares of Common Stock.

         By virtue of his being a member Wheatley LLC, and a shareholder, officer and director of InfoMedia, Barry Fingerhut may be deemed to have shared power to vote and dispose of 2,558,718 shares of Common Stock, representing approximately 6.6% of the outstanding shares of Common Stock.

         Jon Lieber has sole power to vote and dispose of 8,659 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,552,276 shares of Common Stock, representing approximately 4.0% of the outstanding shares of Common Stock.

         Seth Lieber has sole power to vote and dispose of 8,659 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and by virtue of his being a member and an officer of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,552,276 shares of Common Stock, representing approximately 4.0% of the outstanding shares of Common Stock.

         Woodland Partners has sole power to vote and dispose of 130,612 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 41 of 52 Pages
-----------------------------                    -------------------------------

         By virtue of her being a general partner of Woodland Partners, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 130,612 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century Partners has sole power to vote and dispose of 682,376 shares of Common Stock, representing approximately 1.8% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 324,075 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock.

         21st Century T-E has sole power to vote and dispose of 232,086 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 774,356 shares of Common Stock, representing approximately 2.0% of the outstanding shares of Common Stock.

         21st Century Foreign has sole power to vote and dispose of 91,989 shares of Common Stock, representing less than 1% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 914,453 shares of Common Stock, representing approximately 2.4% of the outstanding shares of Common Stock.

         By virtue of his being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of his being the majority member of ALSI, LLC, Andrew Sandler may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of his being the sole shareholder of MJDM Corp., Michael Marocco may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of his being the majority shareholder of Four JK Corp., John Kornreich may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of being a general partner of 21st Century Partners, 21st Century T-E and 21st Century Foreign, Sandler Investment Partners may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Investment Partners, Sandler Capital Management may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, ARH Corp. may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, ALSI, LLC may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Sandler Capital Management, MJDM Corp. may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 42 of 52 Pages
-----------------------------                    -------------------------------


         By virtue of being a general partner of Sandler Capital Management, Four JK Corp. may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

         By virtue of being a general partner of 21st Century Partners, 21st Century T-E and 21st Century Foreign, InfoMedia Associates may be deemed to have shared power to vote and dispose of 1,006,442 shares of Common Stock, representing approximately 2.6% of the outstanding shares of Common Stock.

                  (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting Persons identified in Item 2 of this Schedule 13D effected in the last sixty days.

                                         Number of
                       Acquisition        Shares
Reporting Person           Date          Acquired         Consideration(1)
----------------           ----          --------         ----------------

Wheatley                 6/16/98        868,910(2)
Wheatley Foreign         6/16/98         79,501(3)
Woodland Partners        6/16/98        130,612(4)
Barry Rubenstein         6/16/98         25,978
Irwin Lieber             6/16/98         25,978
Seth Lieber              6/16/98          8,659
Jonathan Lieber          6/16/98          8,659
Matthew A. Smith         6/16/98         17,977(5)


----------------------
(1) The Reporting Persons set forth above acquired the shares of Common Stock pursuant to an Agreement and Plan of Reorganization (the "Merger Agreement") dated as of May 13, 1998. The Merger Agreement contemplated that the stockholders of Gray Peak would exchange their shares of Gray Peak common stock, $.01 par value per share ("Gray Peak Common Stock") for shares of Common Stock at a ratio to be determined on the closing date and each adjustment date of the merger (the "Merger") contemplated in the Merger Agreement. The ratio for June 16, 1998, the initial closing date of the Merger, was determined to be one share of Gray Peak Common stock for .27719 shares of Common Stock, and pursuant to the Merger Agreement, the Issuer issued to all holders of Gray Peak Common Stock 90% of the shares of Common Stock issuable upon exchange of the shares of Gray Peak common Stock, with the final 10% held in escrow and scheduled to be issued on an adjustment date in July 1998, subject to satisfaction of certain conditions.

(2) Pursuant to the terms and conditions of the Merger Agreement, a letter agreement among the former holders of the Series B Preferred Stock of Gray Peak and certain escrow agreements by and among Gray Peak, the Issuer and certain other parties (collectively, the "Escrow Terms"), 124,295 shares of Common Stock have been placed into certain escrow accounts (the "Escrow Accounts"), which are subject to forfeiture by Wheatley upon the occurrence of certain conditions set forth in the Escrow Terms.

(3) 11,160 shares of Common Stock have been placed into the Escrow Accounts, which are subject to forfeiture by Wheatley Foreign upon the occurrence of certain conditions set forth in the Escrow Terms.

(4) 19,275 shares of Common Stock have been placed into the Escrow Accounts, which are subject to forfeiture by Woodland Partners upon the occurrence certain conditions set forth in the Escrow Terms.

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 43 of 52 Pages
-----------------------------                    -------------------------------

(5) 832 shares of Common Stock have been placed into certain of the Escrow Accounts, which are subject to forfeiture by Mr. Smith upon the occurrence of certain conditions set forth in the Escrow Terms.


                  (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, such shares of Common Stock.

                  (e)      Not applicable.

Item 6.           Contracts, Agreements, Understandings or
                  Relationships with Respect to Securities of the Issuer.
                  ------------------------------------------------------

                  Other than as described herein, there are no contracts, arrangements or understandings among the Reporting Persons, or between the Reporting Persons and any other Person, with respect to the securities of the Issuer.

Item 7.           Material to be Filed as Exhibits.
                  --------------------------------

                  1.       Joint Filing Agreement

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 44 of 52 Pages
-----------------------------                    -------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  June 26, 1998                   WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            General Partner


                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer

                                        WHEATLEY PARTNERS, LLC


                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                             /s/ Barry Rubenstein
                                        ---------------------------------------
                                             Barry Rubenstein

                                             /s/ Irwin Lieber
                                        ---------------------------------------
                                             Irwin Lieber


                                             /s/ Barry Fingerhut
                                        ---------------------------------------
                                             Barry Fingerhut


                                             /s/ Seth Lieber
                                        ---------------------------------------
                                             Seth Lieber


                                             /s/ Jonathan Lieber
                                        ---------------------------------------
                                             Jonathan Lieber


                                             /s/ Matthew A. Smith
                                        ---------------------------------------
                                             Matthew A. Smith

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 45 of 52 Pages
-----------------------------                    -------------------------------


                               WHEATLEY MANAGEMENT LTD.


                               By:  /s/ Irwin Lieber
                                  -------------------------------------
                                  Irwin Lieber, President

                               WHEATLEY FOREIGN PARTNERS, L.P.
                               By:      Wheatley Partners, LLC, General
                                        Partner

                               By:   /s/ Barry Rubenstein
                                  -------------------------------------
                                  Barry Rubenstein, Chief Executive
                                  Officer

                               WOODLAND PARTNERS


                               By:  /s/ Barry Rubenstein
                                  -------------------------------------
                                  Barry Rubenstein, a General Partner


                                   /s/ Marilyn Rubenstein
                               ----------------------------------------
                                   Marilyn Rubenstein

                               INFOMEDIA ASSOCIATES, LTD.


                               By:   /s/ Barry Rubenstein
                                  -------------------------------------
                                  Barry Rubenstein, President

                               21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                               By:      Sandler Investment Partners, L.P.,
                                        General Partner

                               By:      Sandler Capital Management, General
                                        Partner

                               By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  -------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer

                               21ST CENTURY COMMUNICATIONS T-E PARTNERS,
                               L.P.

                               By:      Sandler Investment Partners, L.P.,
                                        General Partner

                               By:      Sandler Capital Management, General
                                        Partner


                               By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  -------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 46 of 52 Pages
-----------------------------                    -------------------------------




                                  21ST CENTURY COMMUNICATIONS FOREIGN
                                  PARTNERS, L.P.

                                  By:      Sandler Investment Partners, L.P.,
                                           General Partner

                                  By:      Sandler Capital Management, General
                                           Partner

                                  By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  -------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                               SANDLER INVESTMENT PARTNERS, L.P.

                               By:      Sandler Capital Management, General
                                        Partner

                               By:      ARH Corp., General Partner



                               By:   /s/ Edward Grinacoff
                                  -------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer

                               SANDLER CAPITAL MANAGEMENT

                               By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  -------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                               ARH CORP.


                               By:   /s/ Edward Grinacoff
                                  -------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                               ALSI, LLC


                               By:      /s/ Andrew Sandler
                                   ------------------------------------
                                    Andrew Sandler, Member

                               MJDM CORP.


                               By:      /s/ Michael Marocco
                                   ------------------------------------
                                    Michael Marocco, Shareholder

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 47 of 52 Pages
-----------------------------                    -------------------------------


                                             FOUR JK CORP.


                                             By: /s/ John Kornreich
                                                 ------------------------------
                                                 John Kornreich, Shareholder



                                                  /s/ Harvey Sandler
                                             ------------------------------
                                                      Harvey Sandler


                                                 /s/ Andrew Sandler
                                             ------------------------------
                                                     Andrew Sandler


                                                /s/ Michael Marocco
                                             ------------------------------
                                                    Michael Marocco


                                               /s/ John Kornreich
                                             ------------------------------
                                                   John Kornreich

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 48 of 52 Pages
-----------------------------                    -------------------------------


                                  EXHIBIT INDEX


Exhibit                                                                   Page

A.       Joint Filing Agreement                                            49

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 49 of 52 Pages
-----------------------------                    -------------------------------


                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated June 26, 1998 (including amendments thereto) with respect to the Common Stock of USWeb Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  June 26, 1998                   WHEATLEY PARTNERS, L.P.
                                        By: Wheatley Partners, LLC,
                                            General Partner


                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer

                                        WHEATLEY PARTNERS, LLC


                                        By:  /s/ Barry Rubenstein
                                             ----------------------------------
                                             Barry Rubenstein, Chief Executive
                                             Officer


                                             /s/ Barry Rubenstein
                                        ---------------------------------------
                                             Barry Rubenstein

                                             /s/ Irwin Lieber
                                        ---------------------------------------
                                             Irwin Lieber


                                             /s/ Barry Fingerhut
                                        ---------------------------------------
                                             Barry Fingerhut


                                             /s/ Seth Lieber
                                        ---------------------------------------
                                             Seth Lieber


                                             /s/ Jonathan Lieber
                                        ---------------------------------------
                                             Jonathan Lieber


                                             /s/ Matthew A. Smith
                                        ---------------------------------------
                                             Matthew A. Smith

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 50 of 52 Pages
-----------------------------                    -------------------------------


                               WHEATLEY MANAGEMENT LTD.


                               By:  /s/ Irwin Lieber
                                  ----------------------------------------------
                                  Irwin Lieber, President

                               WHEATLEY FOREIGN PARTNERS, L.P.
                               By:      Wheatley Partners, LLC, General
                                        Partner

                               By:   /s/ Barry Rubenstein
                                  ----------------------------------------------
                                  Barry Rubenstein, Chief Executive
                                  Officer

                               WOODLAND PARTNERS


                               By:  /s/ Barry Rubenstein
                                  ----------------------------------------------
                                  Barry Rubenstein, a General Partner


                                   /s/ Marilyn Rubenstein
                               -------------------------------------------------
                                   Marilyn Rubenstein

                               INFOMEDIA ASSOCIATES, LTD.


                               By:   /s/ Barry Rubenstein
                                  ----------------------------------------------
                                  Barry Rubenstein, President

                               21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                               By:      Sandler Investment Partners, L.P.,
                                        General Partner

                               By:      Sandler Capital Management, General
                                        Partner

                               By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  ----------------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 51 of 52 Pages
-----------------------------                    -------------------------------


                               21ST CENTURY COMMUNICATIONS T-E PARTNERS,
                               L.P.

                               By:      Sandler Investment Partners, L.P.,
                                        General Partner

                               By:      Sandler Capital Management, General
                                        Partner


                               By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  ----------------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                                  21ST CENTURY COMMUNICATIONS FOREIGN
                                  PARTNERS, L.P.

                                  By:      Sandler Investment Partners, L.P.,
                                           General Partner

                                  By:      Sandler Capital Management, General
                                           Partner

                                  By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  ---------------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                               SANDLER INVESTMENT PARTNERS, L.P.

                               By:      Sandler Capital Management, General
                                        Partner

                               By:      ARH Corp., General Partner



                               By:   /s/ Edward Grinacoff
                                  ---------------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                               SANDLER CAPITAL MANAGEMENT

                               By:      ARH Corp., General Partner


                               By:   /s/ Edward Grinacoff
                                  ---------------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer


                               ARH CORP.


                               By:   /s/ Edward Grinacoff
                                  ----------------------------------------------
                                  Edward Grinacoff, Secretary and Treasurer

-----------------------------                    -------------------------------
CUSIP No. 917327 10 8               13D           Page 52 of 52 Pages
-----------------------------                    -------------------------------

                               ALSI, LLC


                               By:      /s/ Andrew Sandler
                                   ---------------------------------------------
                                   Andrew Sandler, Member

                               MJDM CORP.


                               By:      /s/ Michael Marocco
                                   ---------------------------------------------
                                   Michael Marocco, Shareholde


                               FOUR JK CORP.


                               By: /s/ John Kornreich
                                   ---------------------------------------------
                                   John Kornreich, Shareholder



                                   /s/ Harvey Sandler
                               -------------------------------------------------
                                   Harvey Sandler


                                   /s/ Andrew Sandler
                               -------------------------------------------------
                                   Andrew Sandler


                                   /s/ Michael Marocco
                               -------------------------------------------------
                                   Michael Marocco


                                   /s/ John Kornreich
                               -------------------------------------------------
                                   John Kornreich